Exhibit 99.5

EQUITY COMMITMENT LETTER

From:
DigitalBridge Partners III, LP
750 Park of Commerce Drive, Suite 210
Boca Raton, FL 33487
(the “Investor”)

To:
Bandit Parent, LP
750 Park of Commerce Drive, Suite 210
Boca Raton, FL 33487

August 11, 2025

Ladies and Gentlemen:

In connection with the potential merger of Bandit Merger Sub, Inc., a Delaware corporation (“Merger Sub”) with and into WideOpenWest, Inc., a Delaware corporation (the “Company”), with the Company as the surviving entity (the “Transaction”), in order to effect the acquisition of the Company by Bandit Parent, LP, a Delaware limited partnership (“Parent”), pursuant to an Agreement and Plan of Merger (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “Agreement”), dated August 11, 2025, by and among Parent, Merger Sub and the Company, the Investor hereby commits and agrees, subject to the terms and conditions set forth herein, that, simultaneous with the Closing (as such term is defined in the Agreement), it shall, directly or indirectly, contribute proceeds to Parent for an aggregate amount of US$290,000,000.00 (such amount, its “Equity Commitment”). The proceeds of the Equity Commitment shall be used by Parent for the purpose of funding (i) the Merger Consideration and (ii) the other fees, and expenses and other amounts of Parent or Merger Sub related to the consummation of the transactions contemplated by the Agreement or otherwise pursuant to the Agreement, in each case payable by Parent under the Agreement (the “Payment Obligation”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Agreement.

1.   Commitment. Subject to the terms and conditions hereof, the Investor hereby irrevocably commits and agrees to, directly or indirectly, contribute to Parent simultaneously with the Closing an aggregate cash amount equal to the Equity Commitment, subject to the terms and conditions hereof. The proceeds from the Investor’s investment of the Equity Commitment shall be used by Parent solely to fund the Payment Obligation. The Investor shall not be obligated to fund the commitment evidenced hereby except in connection with the Closing. The Investor shall not, under any circumstances, be obligated to contribute, directly or indirectly, more than the Equity Commitment to Parent and the Investor shall not be liable for any other Person’s failure to fund any commitment, rollover any equity interest or pay any other amount required to be made in connection with the Agreement. The amount required to be contributed by the Investor pursuant to this letter agreement will be reduced, on a dollar for dollar basis, solely to the extent that Parent does not require such amount to fund the Payment Obligation by reason of Parent having obtained funds from other sources; provided that any such reduction shall occur solely in connection with, and subject to, the Closing and the simultaneous payment of all amounts required to be paid by Parent and/or Merger Sub at or in connection with the Closing pursuant to the Agreement. All payments hereunder shall be made in US dollars in immediately available funds.

2.   Conditions Precedent. The Investor’s obligation to fund its Equity Commitment shall be conditioned only upon:

a.   the execution and delivery of the Agreement by each party thereto;

b.   the satisfaction or waiver by Parent of all conditions precedent to Parent’s obligations to effect the Closing as set forth in Section 6.1 and Section 6.3 of the Agreement (except those conditions that by their nature cannot be satisfied except by actions to be taken at the Closing, provided that such conditions are actually satisfied or validly waived at the Closing);

c.   the substantially simultaneous consummation of the Rollover Contributions (as defined in the Support and Rollover Agreement) pursuant to the terms of the Support and Rollover Agreement (provided that this condition will be deemed satisfied if the failure to fund the Equity Commitment is the basis for the failure of this condition to be satisfied, and provided further that the satisfaction or failure of the condition set forth in this clause (c) shall not limit or impair the ability of the Company to enforce the obligations of the Investor hereunder as long as the Company is also seeking enforcement of the Rollover Contributions under the Support and Rollover Agreement or the Rolling Stockholders (as defined in the Support and Rollover Agreement) have confirmed in a written notice delivered to the Company that they will consummate the Rollover Contributions at the Closing); and

d.   the substantially simultaneous consummation of the Closing in accordance with the Agreement.

3.   No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement to the contrary, each of the parties hereto acknowledges, covenants, and agrees, on behalf of itself, its Affiliates, and any person claiming by, through or on behalf of any of them, that no person other than the Investor and Parent and their successors and permitted assignees, including, without limitation (i) any past, present or future director, officer, employee, incorporator, member, partner, manager, management company, direct or indirect equityholder, Affiliate, agent, attorney, or representative of, the Investor or Parent (all above described persons in this subclause (i), collectively, “Affiliated Persons”), and (ii) any Affiliated Persons of such Affiliated Persons (the persons in subclauses (i) and (ii), together with their respective heirs, executors, administrators, or, other than with respect to the Investor and Parent, successors or assigns, collectively “Non-Parties” and each, individually, a “Non-Party”), shall have any liability or obligation hereunder or under any Claims (as defined below) or otherwise in connection with the Agreement or the Transaction.  For the purposes of this letter agreement, “Claim” means any and all claims, obligations, liabilities, causes of action, actions, or proceedings (in each case, whether in contract or in tort, at law or in equity, or pursuant to statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (a) this letter agreement, the Agreement or any of the transactions contemplated hereby or thereby, or (b) the negotiation, execution, performance, or breach (whether willful, intentional, unintentional, or otherwise) of this letter agreement or the Agreement, including, without limitation, any representation or warranty made or alleged to be made in, in connection with, or as an inducement to, this letter agreement or in the Agreement, in each case other than the Excluded Claims (as defined below); provided, that (and notwithstanding anything to the contrary provided herein or in any document or instrument delivered contemporaneously herewith), nothing herein shall limit the rights or remedies of the Company with respect to the Excluded Claims or under the Guarantee or the Support and Rollover Agreement or the rights or remedies of Parent under this letter agreement.

4.   Termination. All obligations of the Investor under this letter agreement shall terminate automatically and immediately upon the earliest to occur of: (a) the consummation of the Closing (provided that, for the avoidance of doubt, it is understood and agreed by the parties hereto that, for all purposes hereof, the Closing shall be deemed not to have occurred prior to the payment of the Merger Consideration in accordance with the terms of the Agreement); (b) the valid termination of the

Agreement pursuant to its terms (provided that, for the avoidance of doubt, any purported termination of the Agreement that is not a valid termination shall not give rise to a termination of this letter agreement pursuant to this paragraph 4(b)); and (c) the commencement by the Company or any of its controlled Affiliates of a lawsuit asserting any Claim against any Non-Party or the Investor, other than any legal proceeding (i) against Parent under the Agreement and/or exercising third-party beneficiary rights against or with respect to Parent or Investor in accordance with the provisions of this letter agreement (including, in each case, in exercising the right to specific performance in connection therewith), (ii) under the Guarantee, (iii) under the First Confidentiality Agreement or the Second Confidentiality Agreement or (iv) under the Support and Rollover Agreement  (any claims under clauses (i) through (iv), collectively, the “Excluded Claims”).

5.   No Assignment. This letter agreement and the Equity Commitment, rights, benefits, or obligations evidenced by this letter agreement shall not be assignable by Parent without the prior written consent of the Investor and the Company. Nothing in this letter agreement shall limit the right and ability of the Investor to assign all or any portion of its rights or obligations hereunder to any other person prior to the Closing, provided that such assignment by the Investor shall not (i) reduce the Investor’s obligation to fund the Equity Commitment or relieve the Investor of (or otherwise affect) its obligations under this letter agreement to the extent such obligations are not satisfied by its assignee(s) or (ii) be reasonably likely to prevent, impair or delay the consummation of the transactions contemplated by the Agreement or this letter agreement. In the case of any assignment in accordance with this Section 5, all representations, warranties and covenants of Investor shall be deemed to be those of the Investor and such permitted assignee, and all references to the Investor herein shall also be deemed to include such permitted assignee. Any attempted assignment in violation of this section shall be null and void. This letter agreement will be binding upon the Investor and its successors and permitted assignees and inure to the benefit of Parent (and the Company as provided herein) and be enforceable by the parties hereto and their respective successors and permitted assigns.

6.   Amendment. This letter agreement may not be amended or otherwise modified except pursuant to a written document duly executed by the Investor and Parent and with the prior written consent of the Company; provided, that nothing herein shall restrict or otherwise affect Parent’s ability to assign this letter agreement and the Equity Commitment, rights, benefits or obligations evidenced by this letter agreement in accordance with and subject to Section 5.

7.   Third Party Beneficiary. No person other than Parent shall be entitled to rely upon or enforce this letter agreement; provided, however, that, subject to and without limiting the other provisions of this letter agreement, the Company is hereby made an express third party beneficiary of the rights granted to Parent hereby only for the purpose of obtaining specific performance to cause the Investor to fund the Equity Commitment pursuant to (and solely in accordance with) the terms and conditions of this letter agreement. Each of Parent and the Investor hereby acknowledges and agrees that notwithstanding anything to the contrary set forth herein, the execution and delivery by the Investor and Parent of this letter agreement constitute a material inducement to the Company to enter into the Agreement, and the Company is relying on this letter agreement in connection with its decision to enter into the Agreement. The Investor hereby (x) waives any defense to specific performance that a remedy at Law would be adequate or that, absent specific performance, no irreparable harm would be suffered, and (y) waives any requirement under applicable Law to post a bond or other security or show proof of actual damages as a prerequisite to obtaining equitable relief. In furtherance of the foregoing, no creditor of Parent or any of its Affiliates, or any person claiming by, through or on behalf of any of them, shall have any right to enforce this letter agreement or to cause Parent or any other person to seek to enforce this letter agreement, in each case, other than the Company in the limited circumstances described in the first sentence of this Section 7. For the avoidance of doubt, the Investor will only fund the Equity Commitment to Parent, and under no circumstances will the Company be entitled to seek that the Investor fund, or cause the funding of, any portion of the Equity Commitment directly to the Company.

8.   Representations and Warranties. The Investor hereby represents and warrants that:

a.   it is an entity duly organized validly existing and in good standing under the laws of its jurisdiction of organization and it has all necessary power and authority to execute, deliver and perform this letter agreement;

b.   the execution, delivery and performance of this letter agreement by the Investor, and the consummation by the Investor of the transactions contemplated hereby, have been duly and validly authorized and approved by all necessary action by it and no other proceedings are necessary to authorize such execution, delivery and performance of this letter agreement and the consummation of the transactions contemplated hereby;

c.   this letter agreement has been duly and validly executed and delivered by the Investor and, upon execution by the other party hereto, this letter agreement shall be in full force and effect and shall constitute a valid and binding agreement of the Investor, enforceable against it in accordance with its terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law);

d.   the Investor currently has and, for so long as this letter agreement shall remain in effect in accordance with Section 4, shall have, the financial capacity and access to available funds or contractual commitments from third parties to pay, directly or indirectly, to Parent the Equity Commitment, and all funds necessary for the Investor to fulfill its obligations under this letter agreement shall be available to the Investor for so long as this letter agreement shall remain in effect in accordance with Section 4;

e.   the execution, delivery and performance by the Investor of this letter agreement do not and will not (i) violate its organizational and governing documents, (ii) violate any applicable Law or judgment or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, modification, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract to which it is a party or (iv) result in the creation of any lien upon any of its properties, assets or rights; and

f.   the Equity Commitment is less than the maximum amount that Investor is permitted to invest in any one portfolio investment pursuant to the terms of its organizational or governing documents or otherwise.

9.   Governing Law, Jurisdiction. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any Action with respect to this letter agreement and the rights and obligations arising hereunder or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect of this letter agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of

Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this letter agreement or any of the matters contemplated by this letter agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Action with respect to this letter agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9 in the manner provided for notices in Section 8.8 of the Agreement. Nothing in this letter agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

10.   EACH OF THE PARTIES TO THIS LETTER AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE SUBJECT MATTER HEREOF. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 10.  EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11.   Severability. Any term or provision of this letter agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this letter agreement in any jurisdiction. If any provision of this letter agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

12.   Miscellaneous. This letter agreement may be executed in counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were original signed versions upon the same instrument delivered in person. This letter agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, facsimile, electronic mail or otherwise as authorized by the prior sentence) to the other parties. No party may raise the use of any such electronic delivery or electronic signature as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity. Each of the parties agrees that they have been represented by legal counsel during the negotiation and execution of this letter agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

13.   Confidentiality. This letter agreement shall be treated as strictly confidential and is being provided to Parent solely in connection with the Agreement and the Transaction. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document (other than the Agreement or the Guarantee), except with the written consent of the Investor and Parent. Notwithstanding the foregoing, this letter agreement may be disclosed by the Company or Parent (i) to its and its Affiliates’ officers, directors, advisors and other representatives so long as the Company or Parent, as applicable, directs each of their respective Affiliates’ officers, directors, advisors and other representatives to keep such information confidential on terms substantially identical to those contained in this Section 13, (ii) to the extent required by applicable Law or the applicable rules of any stock exchange, and (iii) in connection with the enforcement of the terms of this letter agreement and its rights hereunder.

[THE REMAINDER OF PAGE INTENTIONALLY LEFT BLANK – SIGNATURE PAGES FOLLOW.]

If the foregoing is acceptable to you, please sign and return a copy of this letter agreement.

Very truly yours,

DigitalBridge Partners III, LP, by its general partner, DigitalBridge III GP, LLC

By	/s/ Liam Stewart
Name:	Liam Stewart
Title:	Chief Operating Officer

[Signature Page to Equity Commitment Letter]

Accepted and Acknowledged:

Bandit Parent, LP
By: Bandit Parent GP, LLC,
its general partner

By	/s/ Jonathan Friesel
Name:	Jonathan Friesel
Title:	Vice President

[Signature Page to Equity Commitment Letter]